UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 12, 2006 (October 6, 2006)

Date of Report (Date of earliest event reported)

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22369	77-0394711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street

San Jose, California 95131

(Address of principal executive offices)

(408) 570-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 6, 2006, BEA Systems, Inc. (the “Company”) entered into Waiver No. 1 (the “Waiver”) to the Credit Agreement, dated as of July 31, 2006, among the Company, JPMorgan Chase Bank, National Association, as Administrative Agent, Citicorp USA, Inc., as Syndication Agent, Bank of America, N.A., Comerica Bank and Deutsche Bank AG New York Branch, as Co-Documentation Agents, and the lenders party thereto (the “Credit Agreement”). Pursuant to the Waiver, the required lenders under the Credit Agreement waived compliance by the Company with the requirements of the Credit Agreement to deliver financial statements and the compliance certificate for the quarter ended July 31, 2006. The waiver was granted for the period commencing on the date of the Waiver through the earlier to occur of (i) December 11, 2006, (ii) the date of delivery to the administrative agent or the lenders of any modified or restated version of the Company’s financial statements for its fiscal year ended January 31, 2006 or fiscal quarter ended April 30, 2006 which, in the reasonable opinion of the required lenders, materially adversely deviates from the original version thereof in a manner that negatively impacts the creditworthiness of the Company and (iii) the date of the occurrence of any other default or event of default not waived by the Waiver. During the same waiver period, the lenders waived compliance with certain conditions to extensions of credit under the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

Date: October 11, 2006	By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer